EXHIBIT 23.3

We have issued our report dated March 26, 1999, accompanying the consolidated financial statements of Cyber Care, Inc. (formerly Medical Industries of America, Inc.) and subsidiaries included in Form 10-KSB for the year ended December 31, 1998 which is incorporated by reference in this Registration Statement on Form S-8 dated May 16, 2000. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
May 16, 2000